Exhibit 99.1
                                                                    ------------

                         FISCHER-WATT GOLD COMPANY, INC.


                           N E W S   R E L E A S E


                          2582 Taft Court, Lakewood, Colorado 80215
                    USA PH:(303) 232-0292 FAX:(303) 232-0399


             FISCHER-WATT SELLS ITS MEXICAN ASSETS FOR $2.2 MILLION


Denver, CO - Dec. 7, 2005 - Fischer-Watt Gold Company, Inc. (OTCBB:FWGO) has completed two transactions designed to return the Corporation to a firm and strong financial footing.

The first of these is a new agreement with Nexvu Capital Corp. whereby Nexvu will purchase Fischer-Watt's entire 65% interest in its Mexican subsidiary, Minera Montoro S.A. de C.V. for $2,235,000 and will also grant Fischer-Watt a production royalty from the La Balsa property.

In a second agreement, The Astra Ventures, Inc. has relinquished to Fischer-Watt the 21.6% interest it had previously earned in the La Balsa property from Fischer-Watt as a result of having provided funds to the Corporation. Fischer-Watt will reimburse Astra the $864,028 that it had advanced the Company and will provide Astra with stock options in lieu of interest and lost business opportunity.

The Nexvu Agreement

On June 1, 2005, Fischer-Watt entered into a Letter of Agreement with Nexvu Capital Corp., a private corporation based in Vancouver, BC, Canada, for the development of the La Balsa copper project in Michoacan, Mexico (please see the Press Release of June 1, 2005 for details).

On December 5, 2005, Fischer-Watt entered into a new Letter of Agreement whereby Nexvu will purchase Fischer-Watt's entire interest in Minera Montoro for $2,235,000. Fischer-Watt holds a 65% equity interest in Minera Montoro that in turn has 100% ownership of the La Balsa property. This Agreement calls for staged payments to Fischer-Watt in the following amounts, on or before:

             January 15, 2006  -  $50,000
             April 30, 2006 - $695,000 to earn 20% interest October 31, 2006 -
             $745,000 to earn a further 20% interest April 30, 2007 - $745,000 to earn the remaining 25% interest

Nexvu will also provide Fischer-Watt with a 1% Net Smelter Return royalty on the porphyry portion of the property subject to the right of Nexvu to purchase half of this royalty for $1 million. Alternatively, if the property is not in production within 7 years then Nexvu will, at Fischer-Watt's option, purchase half the royalty.


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The Agreement is subject to legal and financial due diligence by Nexvu and the entering into of a Formal Agreement. If any of the conditions of this Agreement are not satisfied then the relationship between Nexvu and Fischer-Watt as governed by the earlier Agreement shall remain in effect. Fischer-Watt's representative on the Board of Minera Montoro will be replaced by a Nexvu nominee.

All costs of maintaining Minera Montoro and advancing La Balsa through exploration, development and into production will be borne by Nexvu.

The Astra Ventures Agreement

Over the past several years, The Astra Ventures, Inc., a private company controlled by Mr. James M. Seed, a director and 27.8% shareholder of Fischer-Watt, has advanced funds to the Corporation totaling $864,028. These funds were used to advance the Company's mining and exploration projects as well as for corporate general and administrative purposes. A large portion of these funds was expended on the La Balsa project.

The terms of the funding were that the funds were to be repaid with 5% interest and that Astra would earn a 1% interest from Fischer-Watt's interest in La Balsa for each $40,000 that it loaned the Corporation. Therefore, Astra currently owns a 21.6% interest in the La Balsa project.

In return for Astra relinquishing this interest back to Fischer-Watt, the Corporation has agreed to repay Astra the $864,028 in 3 payments of approximately $288,000 each on dates corresponding with the payments by Nexvu as outlined above.

Additionally, in lieu of any interest and lost business opportunity, Astra will receive stock options in Fischer-Watt as follows:

Series 1 options: 4 million shares exercisable at $0.30 per share for 5 years. Series 2 options: 4 million shares exercisable at $0.40 per share for 7 years. Series 3 options: 2 million shares exercisable at $0.60 per share for 10 years.

In commenting on these new arrangements, Peter Bojtos, President, CEO and Chairman of the Board of Fischer-Watt said, "Both these Agreements go a long way towards returning Fischer-Watt to a firm and strong financial footing. In addition, we are extremely happy with our continuing relationship with Nexvu and we are delighted with the strong support and confidence that Jim Seed, our major shareholder, places in the Corporation."

Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:
Mr. Peter Bojtos, President and Chief Executive Officer.
Fischer-Watt Gold Company, Inc.
303-232-0292
Email: info@fischer-watt.com